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                                      Exhibit 1

                        IDENTIFICATION OF MEMBERS OF THE GROUP


1. Levine Leichtman Capital Partners II, L.P., a California limited partnership

2. LLCP California Equity Partners II, L.P., a California limited partnership

3.        Levine Leichtman Capital Partners, Inc., a California corporation

4.        Arthur E. Levine

5.        Lauren B. Leichtman



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